Exhibit 5.1

June 26, 2026

VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190

Re:	VeriSign, Inc. Registration Statement on Form S-3 (File No. 333-285483)

Ladies and Gentlemen:

We have acted as counsel to VeriSign, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-285483 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated June 18, 2026, filed with the Commission on June 23, 2026 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $550,000,000 aggregate principal amount of the Company’s 5.100% Senior Notes due 2031 (the “Notes”).

The Notes will be issued pursuant to the Indenture dated as of June 8, 2021 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, to be dated as of June 26, 2026, relating to the Notes (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee.  In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement dated as of June 18, 2026 (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”). The Indenture, the Underwriting Agreement and the Notes are referred to collectively as the “Note Documents.”

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the form of the Supplemental Indenture, the form of the Notes, the Underwriting Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Gibson, Dunn & Crutcher LLP
200 Park Avenue  |  New York, NY 10166-0193  |  T: 212.351.4000  |  F: 212.351.4035  |  gibsondunn.com

June 26, 2026

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.          We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinion herein, the Delaware General Corporation Law (the “DGCL”).  This opinion is limited to the effect of the current state of the laws of the State of New York and the DGCL and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.          The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.          We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; or (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee).

June 26, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP